Exhibit 10.27

AGREEMENT FOR AN ACCOUNT WITH OVERDRAFT FACILITY, COMPANIES / ORGANISATIONS
Leppävaara tel. +358 10 444 3604	Account number

Debtor	Encorium Oy, Keilaranta 10 02150 Espoo

Overdraft facility amount
Five-hundred-thousand 00/100 euros
500.000 €
The Debtor is entitled to use the overdraft facility connected to the account specified above, not exceeding the amount specified above and in accordance with the terms and conditions of this agreement and its general terms and conditions.

Agreement validity period
The agreement is valid until further notice.
The Bank may cancel the agreement immediately on the part of unused credit and on one months notification on the part of other issues.
The Debtor is entitled to terminate an agreement that is valid until further notice with immediate effect. The agreement shall expire when the Debtor renders payment for the amount of the credit, interests, credit facility commissions, penalty interests, additional interest and other possible charges and fees linked to the account or facility to Handelsbanken or to a party assigned by the Bank. The Bank does not return to the Debtor any already paid credit facility commissions. A fixed-term agreement is valid and the facility available until the maturity date agreed upon. The special grounds for termination of the agreement are specified in section 6 of the general terms and conditions of the agreement. After the termination or maturation of the agreement, or the falling due of the credit for a reason specified in section 6 of the general terms and conditions, the Debtor no longer has the right to utilise the overdraft facility.

Payment of credit line commission and interest
The credit line commission is collected in forehand every quarter, on the first banking day of the quarter of the year. The interest is debited a quarter afterwards on the last banking day, if not agreed otherwise.
The bank debits credit line commission and interest from the account appointed in this agreement. The Debtor is committed to administer that the Bank is able to charge credit line commission and interest for the credit without exceeding the maximum amount.

Credit line commission	0,45% credit line commission is debited one year beforehand for the granted credit.

Credit facility fee	The credit facility fee is 500,00€
Interest
The Debtor is liable to pay annual interest on the amount overdue, which is determined by the credit of the balance of the day. The yearly interest rate is the reference interest mentioned below with a margin of 0,9000 percentage units.
Handelsbanken Prime      ☐
Handelsbanken Avista    ☐

below       %.

Additional interest	The Bank is entitled to collect an annual additional interest of no more than three (3) percentage units in situations specified in section 7 of the general terms and conditions for the facility.

Overdraft interest Overdue interest
If the amount of credit is exceeded, annual overdraft interest shall be charged on the credit amount overdraft from the overdraft date to the date on which the overdraft of credit has been eliminated. The amount of overdraft interest on the delayed instalments at three (3) percentage units over the overdue Interest, nevertheless 16 % at minimum, from the due date to the actual payment date. Interest shall be charged on available funds in the account.

If the capital, interest or other remittance in arrears is not remitted in compliance with this agreement on the due date, the Bank shall have the right to charge annual overdue interest on the delayed instalments at four (4) percentage units over the overdue Interest, nevertheless 16 % at minimum, from the due date to the actual payment date.

Charges and commissions

The Account Holder is obliged to remit charges and fees, shown in the price list for services, to the Bank that are valid at the time for the granting of credit, use of the account and credit and related to maintenance and credit repayment as well as other charges and fees.
The Bank is entitled to change the charges and commissions. The Bank may increase the charges and fees due to general price increasing or additional costs or any other cause justified.
The Bank publishes the changes in charges and commissions in their price list. The changes become valid when the Bank notifies of this, at the earliest one month after the month of publishing the changes. The price list for services is visible at the Bank premises.
The Account Holder shall be obliged to reimburse the Bank for all costs connected with credit collection and the realization of property lodged as security for the agreement. If the Account Holder neglects the costs connected to the credit collection and the realization of property lodged as security for the agreement, the Bank may collect the costs from the Account Holder.

Svenska Handelsbanken AB
Type of company: public banking company (publ)
Registered office: Stockholm
Registered in the bank register conducted by the
Swedish Financial Supervisory Authority
Business organization number: 502007-7862
Svenska Handelsbanken AB (publ), Branch Operation in Finland Business ID 0861597-4	Address Aleksanterinkatu 11 FI-00100 Helsinki Finland www.handelsbanken.fi	Telephone 010 444 11 int.+358 10 444 11	Telefax 010 444 2299 +358 10 444 2299 SWIFT HANDFIHH

AGREEMENT FOR AN ACCOUNT WITH OVERDRAFT FACILITY, COMPANIES / ORGANISATIONS
Leppävaara tel. +358 10 444 3604	Account number 313130-1164920 IBAN FI3231313001164920 BIC HANDFIHH

Jurisdiction
Any disputes arising from this debt relationship will be settled by the District Court of Helsinki or elsewhere in Finland located lawful District Court. This debt relationship shall be governed by the laws of Finland.

Disclosure of information
The Bank is entitled to disclose information about the Debtor and its liabilities to the parent company, subsidiaries and their TYTÄRYHTEISÖ, and gather information about the Debtor, which includes bank secrecy.  Handovering information requires that the receiver is obliged to observe secrecy

Commitment
I commit to pay the amount of the credit, interest, credit facility commission and other charges and fees linked to the account and facility.
I commit to ensure that the Bank can debit these payments from the account without exceeding the maximum overdraft facility amount.
I have received from the Bank a copy of the agreement for an account overdraft facility and its general terms and conditions. I have read them and accept them.

Place and date	Espoo-Leppävaara 9 February 2005
Signature of account holder / account opener

Annika Suni
Verification of identity (complete the information concerning the identification document)
☐ Driving licence ☐ ID card ☐ Other, specify ☐ Identity verified by	☐ Driving licence ☐ ID card ☐ Other, specify ☐ Identity verified by	☐ Driving licence ☐ ID card ☐ Other, specify ☐ Identity verified by	☐ Driving licence ☐ ID card ☐ Other, specify ☐ Identity verified by
Witness: Hanne Katrama
Bank’s signature
Handelsbanken

Leppävaara tel. +358 10 444 3604	Pekka Vasankari
THE ORIGINAL AGREEMENT SHALL BE STORED AT THE BANK.

Svenska Handelsbanken AB
Type of company: public banking company (publ)
Registered office: Stockholm
Registered in the bank register conducted by the
Swedish Financial Supervisory Authority
Business organization number: 502007-7862
Svenska Handelsbanken AB (publ), Branch Operation in Finland Business ID 0861597-4	Address Aleksanterinkatu 11 FI-00100 Helsinki Finland www.handelsbanken.fi	Telephone 010 444 11 int.+358 10 444 11	Telefax 010 444 2299 +358 10 444 2299 SWIFT HANDFIHH

GENERAL TERMS AND CONDITIONS FOR AN ACCOUNT WITH OVERDRAFT FACILITY, COMPANIES / ORGANISATIONS
1.  Interest
1.1. Variable interest
The interest rate for an overdraft facility with variable interest is comprised of the reference rate and margin.
1.2. Effect of reference rate value changes on the interest rate for the overdraft facility
Handelsbanken Prime
The interest on the facility changes along with any changes in the Handelsbanken Prime rate on the day on which the change takes effect.
Handelsbanken Avista
Handelsbanken Avista is an interest rate that is determined every business day. The interest on the facility changes along with any changes in the Handelsbanken Avista rate on the day on which the change takes effect.
Euribor interest
The Euribor interest rate is the money market interest rate for the Euro zone, and its value determination and quotation days are based on the currently valid international practice.
The interest period is the period of time during which the credit interest rate remains the same. The duration of the interest period is specified by the name of the reference rate, unless otherwise agreed upon. The first interest period begins when the credit is withdrawn. The subsequent interest period begins at the end of the preceding interest period.
The value of the interest rate changes on the first day of each interest period to be equal with the value of the preceding business day, unless otherwise agreed upon. The interest changes to the same degree as the value of the reference rate changes.
1.3. Notification of interest
The Bank notifies the Debtor of the interest rate for the interest period afterwards in the account statement or otherwise in writing. The notification can be made electronically through remote communication if such a method has been agreed on by the Bank and Debtor.
1.4. Discontinuation or interruption of quotation of reference rate
If the quotation of the reference rate of interest is discontinued or interrupted, the reference rate applied to the overdraft facility shall be that which replaces the previous reference rate in accordance with the law or the decision or directives of the authorities.
If no replacement interest rate has been determined in the law or by the decision or directive of the authorities, the Bank and Debtor will agree on the new reference rate which will apply to the overdraft facility. If the Bank and Debtor do not reach an agreement about the new reference rate prior to the end of the interest period, the Bank will independently assign a new reference rate.
Until the new reference rate has been determined, the value of the reference rate applied prior to the end of the interest period will further serve as the value of the reference rate.
1.5. Interest days
Interest is calculated by calendar days (actual/360), unless otherwise specified in the overdraft facility agreement. Penalty interest is calculated in accordance with the number of actual days.
2. Business days
In this overdraft facility agreement, business days refer to weekdays from Monday to Friday with the exception of bank holidays in Finland, Independence Day, May Day, Christmas Eve, Midsummer’s Eve and any day which is otherwise not considered a business day.
3.  Postponement of payment date
If the due date is not a business day, the payment date for the credit and its accrued interest, as well as for any costs related to the management of the facility is postponed to the next business day. If the payment day is postponed, the Bank is entitled to collect interest in accordance with the rate valid for the preceding interest period up to the transferred payment day for the entire amount of capital in use.

The Bank is entitled to deny the Debtor the use of the overdraft facility linked to the account, if the Debtor or any of the Debtor’s Creditors has submitted to a Court an application for company restructuring as prescribed by the relevant law or a bankruptcy petition concerning the Debtor, or the Debtor has submitted an application for personal restructuring of debts as prescribed by the relevant law.
If there are two or more Debtors, each Debtor may independently use the overdraft facility, unless otherwise agreed upon. If one of the Debtors wishes to prevent the use of the credit, this Debtor must notify the Bank, and the Bank shall then have the right to prevent the use of the credit.
4.1. Bank’s right to block the account as a result of the liability restrictions of the Guarantor or Pledger
A private Guarantor for a overdraft facility agreement may, during the validity of the agreement, specify a date after which the Guarantor is no longer liable for any credit withdrawn. A private Pledger pledging a security for a third party is entitled to specify the date after which the pledge no longer serves as security for any credit withdrawn.
Upon receipt of the notification of restricted liability, the Bank is entitled to immediately block the account and prevent the use of the overdraft facility. The Bank shall notify the Debtor immediately upon closing the account. Under these circumstances, the Debtor and any person entitled to use the credit are obligated to return the credit instruments to the Bank.  The Bank has, thereby, the right to terminate the agreement and to require the repayment of the credit in accordance with section 6.3 of the general terms and conditions.
4.2. Bank’s right to block the account as a result of the notification of an execution officer
If an execution officer notifies the Bank of any freeze of payment concerning the credit, the Bank is entitled to immediately block the account and prevent the use of the overdraft facility. The Bank shall notify the Debtor immediately upon closing the account. Under these circumstances, the Debtor and any person entitled to use the credit are obligated to return the credit instruments to the Bank.  The Bank has, thereby, the right to terminate the agreement and to require the repayment of the credit in accordance with section 6.3 of the general terms and conditions.
5. Bank’s right to increase the margin of credit
The bank has the right to collect margin on the credit, if it is justified by increase of financial costs that the bank could not have estimated when signing the agreement, not more than five (5) percentage units during the loan time.
The margin can be raised when it has been nevertheless than 3 years since granting the credit or raising of the margin.
The bank notifies of the raising to the Debtor by sending the Debtor a letter to the address declared on the agreement at least two months before it takes effect.
6. Special grounds for the termination of the overdraft facility agreement
6.1.Exceeding the maximum overdraft amount
The agreement ends and the credit falls due for immediate payment upon a written request from the Bank if the amount of the credit exceeds the agreed maximum amount when the credit facility fee, interest or other charge is debited.
6.2. Late payments
The agreement ends and the credit falls due for immediate payment upon a written request from the Bank if the Debtor has failed to pay the capital, interest, credit facility fee, penal interest, additional interest or a part thereof on the given due date.
6.3. Credit falling due for a reason other than a late payment
The agreement ends and the credit falls due for immediate payment upon a written request from the Bank, if

4.  Use of the facility
The Debtor or any person entitled to use the overdraft facility may withdraw credit at a Bank branch or using credit instruments. The Bank can require the return of a bankcard intended for credit utilisation or other credit instrument, and may deny their use or restrict the use of the credit through notification to the Debtor.

-       the Debtor, one of the Debtors or the Guarantor has provided the Bank with misleading information or has concealed information which may have affected the granting of the credit or its terms and conditions,
-       the Debtor or one of the Debtors dies,
-       a person who has a significant financial or business interest in the Debtor dies, such a person or organisation applies for a settlement or company restructuring, is placed in liquidation or declared bankrupt, or suspends payments,
-       the financial position of the Debtor or an organisation or a person with a significant financial or business interest in the Debtor is significantly weakened,
-       the Debtor ceases business activities or fundamentally changes or reduces them, or there are fundamental changes in the ownership of the Debtor,
-       the Debtor has not provided the Bank with the information specified in section 11,
-       the pledge issued as security for the credit is realised,
-       the Debtor fails to pay, for another debt or undertaking, the capital, interest, credit facility fee, penalty interest, additional interest or a part thereof to the Bank on the due date, or a similar payment falls due prematurely for repayment.
If the Guarantor dies, applies for a settlement, company restructuring or debt restructuring, is placed in liquidation or declared bankrupt, or suspends payments, then the Debtor or joint Guarantor shall obtain a new Guarantor or provide other security, which is approved by the Bank, within the time limit stated by the Bank.  Otherwise, the Bank may terminate the credit for immediate repayment.
If the provided security is not deemed as sufficient, the Debtor must procure additional security within the time limit stated by the Bank and in the manner approved by the Bank, or the credit must be paid off by the amount notified by the Bank in writing. Otherwise, the Bank may terminate the credit for immediate repayment.
If the Debtor or one of the Debtors applies for a settlement or company restructuring, is placed in liquidation or declared bankrupt, or suspends payments, the credit will fall due for immediate repayment.

6.4. The Bank’s right to compensation in repayment situations
If the Bank requires the repayment of the credit or a part thereof on the basis of sections 6.1-6.3, the Debtor is liable to pay the relevant fees stated in the tariff of services valid on the date of the repayment request, the actual cancellation and re-investment costs for refinancing, as well as a compensation for the loss of profit.
6.5. The Bank’s right to refer to grounds of premature termination
In case the Bank has the right to terminate the credit for immediate repayment but has not done so immediately upon being informed about the existing grounds for premature termination, the Bank has not waived its right to refer to the said grounds for terminating the credit for immediate repayment.
6.6 The Debtors liability to compensate  breach of contract
If the Bank has expired the credit or on ground of section 6.2 or 6.3, the Debtor is obliged to pay the valid payments and actual refunding expiring- and reinvestment fees and the loss of profit according to prices of the Banks valid price list.
7.  Additional interest
The Bank is entitled to increase the interest on the overdraft facility with an additional interest if
-  written bases of the customer relationship have fundamentally changed, or
-  there are special grounds for the premature termination of the credit as described in sections 6.2-6.3.
Additional interest takes effect, at the earliest, one month from the date on which the Bank has provided written notification to the Debtor about the collection of the additional interest and its bases. The Bank’s right to collect additional interest ceases immediately once the grounds for the additional interest have been removed. Regardless of the collection of the additional interest, the Bank is entitled to demand that the credit be repaid immediately if the special termination grounds still exist.
8.  Taxation consequences from a debt relationship
The Debtor is responsible of this debt relationship and changes made to its terms that may cause any taxes, and taxation payments with overdue consequences and increase in taxation.
In the event that the Bank is required to remit the taxes concerned, the Debtor is obliged to compensate the Bank all costs including overdue interest  from the day that the Bank’s remittance date to the compensation payment date. The overdue interest is seven(7) percentage units over the overdue Interest, nevertheless 16 % at minimum.
9. Liability to pay
The Debtor must reimburse the Bank for all costs and commissions incurred by the collection of the credit, its interests, and the management of the facility.
The Bank is entitled to debit the aforementioned charges and commissions and collection fees from the Debtor’s account.

10. The Bank’s right to provide the Guarantor and Owner of the pledge with information about the solvency of the Debtor
The Bank is entitled to provide information to the Guarantor and Owner of the pledge about all commitments, payment disruptions, and other matters affecting the solvency of the Debtor.
11.   he Debtor’s duty of disclosure
Unless otherwise agreed, the Debtor must provide the Bank with
-       annual accounts including any supplementary information within thirty (30) days, at the latest, of the date for the closing of accounts as prescribed by the Accounting Act.
-       the auditor’s report concerning the annual accounts within thirty (30) days of the issuing date,
-       any other special audit report within thirty (30) days from the receipt of the special audit report,
-       possible liquidation balance sheets within thirty (30) days from their issuing date, and
-       interim reports on request or as separately agreed upon.
The Debtor must provide, at the Bank’s request, information concerning the Debtor’s financial position that the Bank, as Creditor, deems necessary.   Furthermore, the Debtor shall, of its own accord, notify the Bank immediately of any fundamental changes to the Debtor’s business activities. These types of changes include, among others,
-       a change in the form of the company or its field of activities,
-       termination, or fundamental expansion or reduction of business activities,
-       fundamental changes in the Debtor’s financial interest or ownership,
-       changes in the Debtor’s ownership or significant commitments in other companies.
12. Receipt of notification
A written notification from the Bank is considered to have been received by the Debtor no later than seven (7) days from the dispatch date, if it is sent to the most recent address provided to the Bank or official register. If the notification has been sent via remote communications media, the notification is considered to have been received by the Debtor no later than seven (7) days from the dispatch date.
13. Facility expense changes that are beyond the control of the Bank
The Debtor must compensate the Bank for additional costs or reduced profit accrued to the Bank in relation to the overdraft facility if the increase in costs or decrease in profits is the result of a change in legislation or the decision of the authorities, or for some other reason that is beyond the Bank’s control. The compensation is debited as a separate payment, or converted into an annual percentage unit and added to the credit interest rate.
The Bank notifies the Debtor of the change in writing.
14. Force Majeure
The contractual party is not liable for damage which is caused by an insurmountable obstacle or other circumstance which renders its operations inordinately difficult.
Each contracting party has the duty to notify the other party as soon as possible if an insurmountable obstacle arises. If the insurmountable obstacle concerns the Bank, the Bank may provide notice thereof in the daily national newspapers in Finland and comparable electronic communications media.